Exhibit 99.(h)(26)

AMENDED AND RESTATED

FEE APPORTIONMENT AGREEMENT

THIS AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of October 1, 2014, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Income Fund, the Tributary Balanced Fund, and the Tributary Growth Opportunities Fund,  (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A.            Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary with respect to the Tributary Income Fund (the “Income Fund”), Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”), Tributary Growth Opportunities Fund (the “Growth Opportunities Fund”) and the Tributary Balanced Fund (the “Balanced Fund”) together the “FNFA Advised Funds”).

B.            Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

C.            The Company, Tributary, the Distributor and Vanguard Marketing Corporation (“Vanguard”)  are parties to an Operating Agreement, dated September 20, 2013 (“Operating Agreement”), under which Vanguard provides certain services (“Services”) to each of the Funds in connection with Vanguard’s customers’ purchase of shares of the Funds (such shares owned by Vanguard customers, the “Shares”) through Vanguard’s platform.

D.            In exchange for Vanguards’s performance of the Services, the Company and Tributary, as provided in the Operating Agreement, have agreed to pay Vanguard a fee in the amount of 10 basis points (“bps”) per year of the net asset value of the Shares of the Institutional Plus Class of the Funds held by Vanguard’s customers under the Transaction Fee offering or 40 bps per year of the net asset value of the Shares of the Institutional Class of the Funds held by Vanguard’s customers under the No Transaction Fee offering by Vanguard under the Operating Agreement.

E.            The Parties are also parties to a certain Fee Apportionment Agreement dated September 24, 2013 (the “Prior Agreement”), describing the apportionment of the Fees by the Parties, and under which FNFA reimburses Tributary for one-half of the Fee attributable to the FNFA Advised Funds, not to exceed 7.5 bps points of the net asset value of the Shares.

F.             The Parties now wish to amend and restate the Prior Agreement to clarify that the portion of the Fee paid by the Fund will be paid separately from the portion paid by Tributary and FNFA. This portion will be amended to include the Balanced and Growth Opportunities Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1.             Termination of Prior Agreement.  The Parties hereby agree that upon the effectiveness of this Agreement, the Prior Agreement will be terminated.

2.             Apportionment of Fee Among the Funds and Tributary.  For so long as Tributary is obligated to pay Vanguard the Fee, the Parties agree that the Funds will pay 25 bps of the Fee on the Institutional Class of Shares directly to Vanguard, apportioned in accordance with each Fund’s respective portion of the Fee, and calculated in the manner provided in Exhibit A, and Tributary will pay the balance of the Fee (the “Tributary Portion”).  The Fund’s will not pay any fee to Vanguard for the Institutional Plus Class of Shares.

3.             Apportionment of Tributary Portion Between Tributary and FNFA.  For so long as Tributary is obligated to pay Vanguard the Tributary Portion, FNFA will reimburse Tributary for one-half of the Tributary Portion attributable to the FNFA Advised Funds, not to exceed 7.5 bps of the net asset value of the Institutional Class of Shares and 5 bps of the net asset value of the Institutional Plus Class of Shares of the FNFA Advised Funds.

4.             Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.             Amendments.  This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	Managing Partner

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Senior Managing Director